EXHIBIT 10.1

AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT

This Amendment No.1 to Settlement Agreement (this “Amendment”) is entered into and effective as of September 3, 2019, by and among PG&E Corporation, a California corporation (for itself and on behalf of the Utility (as defined below), the “Company”), and BlueMountain Capital Management, LLC, a Delaware limited liability company (for itself and on behalf of BMCA (as defined below), “BlueMountain” and, together with the Company and the Utility, the “Parties”).

WHEREAS, on January 29, 2019, the Company and Pacific Gas and Electric Company, a California corporation (the “Utility”), voluntarily commenced bankruptcy cases under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California (together with any related or ancillary proceedings, the “Chapter 11 Cases”);

WHEREAS, pursuant to Article I, Section 2 of the Bylaws of the Company, on March 1, 2019, Blue Mountain Credit Alternatives Master Fund L.P., a limited partnership organized under the laws of the Cayman Islands and managed by BlueMountain (“BMCA”), delivered written notice to the Company nominating 13 persons for election to the Board of Directors of the Company (the “Company Board”) and proposing other business for consideration at the 2019 joint annual meeting of shareholders of the Company and the Utility or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2019 Annual Meeting”), and announced its intention to solicit proxies in favor of the election of such persons to the Company Board and the approval of such other business at the 2019 Annual Meeting (the “Potential Proxy Contest”); and

WHEREAS, in settlement of the Potential Proxy Contest, the Parties entered into that certain Settlement Agreement (the “Settlement Agreement”), dated and effective as of April 22, 2019.

NOW, THEREFORE, in consideration of and reliance upon the material covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed by and among the Parties as follows:

1.Amendment to “Standstill Period” Definition. Section 4(g) of the Settlement Agreement is hereby deleted in its entirety and replaced by the following:

“(g) For purposes of this Agreement the term “Standstill Period” shall mean the period commencing on April 22, 2019 and ending on the earliest of (i) the first anniversary of the execution and delivery of this Amendment; provided, however, that if BlueMountain is excluded from, or is not provided a meaningful opportunity to participate in, any formal, informal or ad hoc committee of shareholders of the Company in the Chapter 11 Cases at any time prior to the closing of the Chapter 11 Cases by the Company, any shareholder of the Company, any court of competent jurisdiction or any of the respective representatives of the foregoing, this clause (i) shall instead refer to the date that is thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of persons for election to the Company Board at the 2020 Annual Meeting, (ii) the effective date of any plan of reorganization in the Chapter 11 Cases that contemplates changes in the composition of either of the Boards and (iii) the occurrence of a material breach of any provision of this Agreement by the Company, the Utility, the Company Board or the Utility Board. BlueMountain shall provide written notice to the Company in the event the proviso in clause (i) above is applicable. Such notice shall not be binding on the Company and the Company retains the right to dispute such conclusion.”

1.No Further Amendments. Except as specifically set forth in this Amendment, no changes, amendments or other modifications have been or are being made to the terms of the Settlement Agreement, which such terms are hereby ratified and confirmed and remain in full force and effect.

2.Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflict of laws principles. Any action brought to enforce this Agreement shall be brought in the United States Bankruptcy Court for the Northern District of California or, if such court does not have jurisdiction, any federal or state court located in the state of California, and BlueMountain and the Company hereby agree and irrevocably consent to the jurisdiction of such courts and waive any objection to such venue on the grounds that it is an inconvenient forum. BlueMountain and the Company agree and consent to personal jurisdiction and venue in any such action brought in such courts and consent to service of process in any such action by registered mail.

3.Counterparts. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Pursuant to California Civil Code § 1633.1 et seq., the Parties confirm their agreement and intention to be bound by electronic signatures affixed to this Agreement.

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, or caused the same to be executed by its duly authorized representative, as of the date first written above.

PG&E CORPORATION

By:	/s/ JANET C. LODUCA
Name:	Janet C. Loduca
Title:	Senior Vice President and General Counsel

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ DAVID O’MARA
Name:	David O’Mara
Title:	Deputy General Counsel